Exhibit 21
DISCOVER FINANCIAL SERVICES
SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation or Formation
Bank of New Castle	Delaware
Diners Club International Ltd.	New York
Diners Club Italia S.r.l.	Italy
Diners Club Services Private Limited	India
DINIT d.o.o.	Slovenia
Discover Bank	Delaware
Discover Community Development Corporation	Delaware
Discover Financial Services (Canada), Inc.	Canada
Discover Financial Services (Hong Kong) Limited	Hong Kong
Discover Financial Services (UK) Limited	England/Wales
Discover Financial Services Insurance Agency, Inc.	Delaware
Discover Global Employment Company Private Limited	Singapore
Discover Home Loans, Inc.	Delaware
Discover Information Technology (Shanghai) Limited	Shanghai
Discover Products Inc.	Utah
Discover Properties LLC	Delaware
Discover Services Corporation	Delaware
DFS Corporate Services LLC	Delaware
DFS Escrow, Inc.	Delaware
DFS International Inc.	Delaware
DFS Services LLC	Delaware
GTC Insurance Agency, Inc.	Delaware
HLC Settlement Services, Inc.	California
PULSE Network LLC	Delaware
The Student Loan Corporation	Delaware